EXHIBIT 99.1

Year-End 2005 Earnings Webcast Presentation - Prepared Remarks

January 24, 2006 - 1:00 PM

Michelle Debkowski: Thank you and good afternoon. We would like to welcome you to National Penn Bancshares, Inc.'s 2005 Earnings Webcast. We’re glad that you are able to join us.

Questions will be accepted during the conference call via email. Please use the email button located on the conference call screen to ask your question. Due to time constraints, we may not be able to respond to all of your emails.

As part of our webcast presentation, you will see that there are slides with financial highlights available to you for your independent review. The presentation and slides will be available on our Web site as well as filed on Form 8-K with the Securities and Exchange Commission following our Webcast.

This presentation contains forward-looking information that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Many of these factors are listed on the slide on your screen. I’ll give you a moment to review the slide. (PAUSE)

Where you may find additional information about National Penn and its merger with Nittany Financial is identified on the slide on your screen. I will now give you a moment to review the information. (PAUSE)

I would now like to turn today's presentation over to Wayne R. Weidner, Chairman and Chief Executive Officer of National Penn Bancshares.

Wayne Weidner: Thank you, Michelle. Joining me today is Glenn Moyer, President of National Penn Bancshares and President and Chief Executive Officer of National Penn Bank, and Gary Rhoads, Treasurer and Chief Financial Officer of National Penn Bancshares.

I will start the call today by reviewing highlights from our 2005 Earnings Release, which is available on the Investor Relations section of our website. Earlier today, we included the press release in a Report on Form 8-K that we filed with the Securities and Exchange Commission. Gary Rhoads will provide an overview of our financials. Glenn Moyer will review our loan growth and credit quality and comment on our overall results for 2005. I will then wrap up with some concluding comments.

Beginning with financial highlights, our 2005 results, under accounting principles generally accepted in the United States (“GAAP”), reflect record high earnings of $59.8 million, an $11.8 million increase over GAAP earnings for 2004. This represents our 28th consecutive year of record net income, as measured by earnings per share. On a per share basis, we earned $1.36 cents per diluted share in 2005, a twenty-one cent per share increase over 2004 diluted earnings per share. 2004 earnings were adversely affected by the former employee loan fraud that was discovered by National Penn in January 2005. Excluding the fourth quarter 2004 special charge of $3.4 million, net of taxes and related adjustments, non-GAAP net income and earnings per diluted share for calendar year 2004 were $51.3 million and $1.23, respectively.

Growth in 2005 net interest income, as compared to 2004 net interest income, contributed to our profit performance, as did increases in some key fee income areas. We provided funding in 2005 for our loan loss reserve of $3.2 million, resulting in a loan loss reserve of 1.84 percent of total loans and leases at December 31, 2005. Glenn Moyer will provide additional details on the loan portfolio later in this webcast.

I’ll now turn the presentation over to Gary Rhoads for a further discussion of our 2005 financial results.

Gary Rhoads: Thank you and good afternoon. Let me begin by noting that any reference to per share results are to figures that have been restated for the 5-for-4 stock split issued September 30, 2005. 2004 and 2005 information include the results of National Penn Bank’s Peoples Bank of Oxford division beginning June 10, 2004.

2004 fourth quarter and full year 2004 earnings and other expenses included the $3.4 million net special charge due to the fraud identified in January 2005. Net income and other expenses for fourth quarter 2005 and full year 2005 included a recovery of $2.3 million, net of taxes, on the aforementioned fraud loss. Efforts to recoup other funds related to this fraud continue, including claims under our various insurance coverages.

This presentation also contains supplemental financial information determined by methods other than in accordance with GAAP. National Penn’s management uses these non-GAAP measures in its analysis of the company’s performance.

For fourth quarter and full year 2004, we reported non-GAAP net income and earnings per share. These measures excluded other significant gains, losses or expenses that are unusual in nature and not expected to recur. Because these items are not necessarily representative of underlying trends in the company's performance, management believes that presentation of financial measures excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the operating results of the company’s core businesses.

Another such measure, annualized net income return on average tangible equity, excludes the average balance of acquisition-related goodwill and intangibles in determining average tangible shareholders’ equity. Banking and financial institution regulators also exclude goodwill and intangibles from shareholders' equity when assessing the capital adequacy of a financial institution. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the financial results of National Penn, as it provides a method to assess management’s success in utilizing the company’s tangible capital.

We also believe that these non-GAAP financial measures facilitate comparisons with prior periods. These non-GAAP disclosures should not be viewed as substitutes for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Net income for the year 2005, in accordance with GAAP, was a record $59.8 million, or $1.36 per diluted share, compared to prior year GAAP net income of $47.9 million, or $1.15 per diluted share. Net income for fourth quarter 2005, in accordance with GAAP, was $16.3 million, or $0.37 per diluted share, compared to GAAP net income of $10.6 million, or $.24 per diluted share, for the same period a year ago.

Excluding the fourth quarter net special charge in 2004, non-GAAP net income and earnings per diluted share for the year 2004 were $51.3 million and $1.23 and for fourth quarter 2004 were $14.0 million and $.32, respectively.

A reconciliation of these non-GAAP financial measures to our GAAP financial measures is included in our earnings press release available on our website and included in our Report on Form 8-K filed with the SEC earlier today. It is also appended to the end of these prepared remarks, also filed on a Form 8-K with the SEC today. As Wayne noted earlier, we have now continued our success of increased earnings for 28 consecutive years.

Our 2005 GAAP earnings produced a return on average assets of 1.31 percent and a return on average equity of 13.7 percent, as compared to 1.20 percent and 13.2 percent, respectively, in 2004. Non-GAAP 2004 return on average assets and return on average equity, excluding the net special charge, were 1.29 percent and 14.1 percent, respectively.

Net income return on average tangible equity was 25.8 percent in 2005 compared to 23.8 percent in 2004. This ratio is computed by dividing annualized net income by average equity that is reduced by average acquisition related goodwill and intangibles. On a non-GAAP basis excluding the special charge, tax effect and related adjustments, net income return on average tangible equity in 2004 was 25.4 percent. A reconciliation of each of these non-GAAP financial measures to our GAAP return on average equity is appended to the end of these prepared remarks as filed with the SEC today on a Form 8-K.

Net interest margin decreased to 3.78 percent during this year’s fourth quarter compared to 3.94 percent during the fourth quarter of 2004, as compared to 3.80 percent reported during the third quarter of 2005. National Penn’s margin has felt the impact of the flat yield curve, which currently provides for little spread between deposit rates and fixed loan rates. This margin compression has resulted in decreased net interest income on a full tax equivalent basis for the 4th quarter 2005 that is approximately $300,000 lower than net interest income for the 4th quarter of 2004. Also contributing to the margin decline has been the continuing pressures from the highly competitive markets in which we serve.

The provision for loan losses of $750,000 in fourth quarter 2005 represents a $138,000 or 22.5 percent increase in the provision when compared to the fourth quarter of 2004. Fourth quarter 2005 net charge-offs of $941,000 were $528,000 more than the $413,000 net charge-offs in the fourth quarter of 2004. Glenn will be discussing credit quality in more detail in his remarks.

Non-interest income increases were positive contributors to overall earnings growth when compared to last year’s fourth quarter. Non-interest income of $14.5 million in this year’s fourth quarter is up $1.9 million, or 15.5 percent, as compared to last year’s fourth quarter. Positive contributors included wealth management income, up $164,000 or 7.5 percent, insurance commission and fees, up $468,000 or 42.0 percent; the increase in insurance income was assisted by the addition of the Krombolz Agency in the beginning of 2005. Mortgage banking income increased $542,000 or 67.0% and other non-interest income increased $1.7 million or 47.2 percent over last year. $1.2 million of the increase in other non-interest income was due to gains on equity method partnership investments realized in the 4th quarter of 2005.

Non-interest expense of $32.4 million during the 4th quarter of 2005 was 9.2 percent lower than the same period last year, primarily due to the high level of non-interest expense incurred in fourth quarter due to the 2004 fraud loss.

Regarding the balance sheet, including the effects of acquisitions, total assets grew 2.7 percent during the past twelve months to $4.60 billion at December 31, 2005. Growth in loans and leases over the past twelve months was $175.4 million, or 6.1 percent. Total deposits have increased by $165.9 million, or 5.3 percent, over the past twelve months to $3.31 billion. While we are not satisfied with these lower than historical growth rates, we have found that our business depositors have been utilizing their funds to grow their businesses in this expanding economic environment.

At December 31, 2005, National Penn was in compliance with all applicable regulatory capital requirements. National Penn and National Penn Bank each are considered “well capitalized” as defined by banking regulators.

As previously mentioned, while 2005 represents National Penn’s 28th consecutive year of increased earnings and 28th consecutive year of increased cash dividends, it also marked the 28th consecutive year of stock dividends or splits on National Penn stock.

I’d now like to introduce Glenn Moyer, President of National Penn Bancshares.

Glenn Moyer: Thank you, Gary. I would like to take a few moments to comment on our loan growth and our overall credit quality and our pending acquisition.

As Gary mentioned, at year-end 2005, total loans and leases outstanding are $3.05 billion, representing a 6.1 percent rate of growth during the past year. Growth in 2004 was affected by the acquisition of Peoples First, Inc. in June 2004, offset by a third quarter 2004 securitization of residential mortgage loans. Adjusting for these transactions, core loan growth for 2004 was 12.5 percent. While we are disappointed with the drop in our overall loan growth percentage in 2005, we continue to feel that we are being prudent from a pricing, structuring, and a portfolio mix perspective. However, given the highly competitive forces at work in all our markets, we have not been as aggressive as others on loan pricing and structuring simply to add overall volume to our loan portfolio. Going into 2006, we are targeting loan growth in the high single, low double-digits; time will tell our success in growing our loan portfolio somewhat faster in 2006 than 2005.

Despite nice growth in our retail loan category during 2005, our overall loan portfolio remains heavily skewed toward commercial loans. Specifically, at December 31, 2005, our commercial loan categories represent 78.8% of our total loans. We remain comfortable with this overall loan mix, but as we go forward, we will continue to evaluate the appropriateness of this mix by loan type and make adjustments as deemed appropriate.

The level of “Non-Performing Assets Plus Loans over 90 days delinquent” category was very similar to December 31, 2004. Specifically, this number, as of December 31, 2005, is $12.1 million versus $12.0 million at December 31, 2004. We believe we remain appropriately positioned in our overall Loan Loss Reserve at $56.1 million, or 1.84 percent of Total Loans and Leases, as of December 31, 2005. This is net of fourth quarter net charge-offs of $941,000. Based on the current reserve, our coverage ratio of Non-Performing Assets is 461.7 percent. This compares to a coverage ratio of 481.0 percent at December 31, 2004 and 334.5 percent at December 31, 2003. Based on the strength of these coverages, our review of overall credit quality indicators, and our ongoing loan monitoring processes, we felt comfortable reducing our provision for loan and lease losses during 2005. This is a dynamic process, and we will continue to evaluate the appropriate level of provision on a quarterly basis. While our loan portfolio remains in good condition, we continue to monitor our portfolio’s risk and concentration exposure diligently.

Allow me to shift gears a bit, and provide an update on our pending acquisition of Nittany Financial Corporation, based in State College, Pennsylvania and home of Penn State University. We recently filed the necessary 8-K’s announcing that we have received all necessary regulatory and shareholder approvals. Based on those approvals, we expect to finalize the acquisition by the end of this month. Our combined integration team has been working hard on insuring a smooth transition for all involved. Our business plan for this acquisition is to work closely with and fully support the current management team led by President and CEO Dave Richards. Since Nittany’s inception 7 years ago, the Nittany team has followed a focused growth model that has resulted in their achieving a number 2 deposit market share position in State College. Both the Nittany team and those of us at National Penn believe that this focused business model is still an appropriate growth model that can leverage the larger resources of National Penn into additional market success and profitability. When we announced the signing of a definitive agreement with Nittany back in September of 2005, we stated that we expected the merger to be non-dilutive to National Penn’s earnings per share by the end of the first full year of combined operations and accretive in the second full year of combined operations. We continue to feel comfortable with this outlook while noting that we will need to work through approximately $.02 per share dilution during the remainder of calendar year 2006. We continue to be optimistic and excited about Nittany joining National Penn.

Once again we have reported record earnings. National Penn remains the preferred local financial services company for the needs of our retail and commercial customers, as well as our shareholders.

I’ll now turn the presentation back to Wayne Weidner.

Wayne Weidner: To reinforce earlier comments, this extended period of a flattening yield curve and highly competitive pricing environment within our key markets continues to provide earnings challenges, specifically related to net interest income and a compressing net interest margin. Our continuing focus on our fee income areas have produced gains in this segment that have assisted in mitigating the effects of margin compression and have helped us reach our 28th consecutive year of increased earnings and dividends per share.

We are excited about the team from Nittany Financial joining our National Penn organization within the next few days, and believe our ability to attract strategic acquisitions such as this, in strong demographic and growth-oriented markets has been a key contributor to the overall success of National Penn as we continue our focus on growing earnings and shareholder value.

In conclusion, we’re very pleased that, in 2005, National Penn Bancshares has once again been able to continue its tradition of strong financial performance. This ends our planned remarks, and we will now address questions that have been received during the course of our discussion.

QUESTIONS
Thank you, Wayne. We had a few questions presented during the webcast that I’d like to review at this time…….

This concludes our presentation. Thank you for joining us.

Reconciliation Tables for Non-GAAP Financial Measures

	4 Qtr 2004	2004
Net income, excluding special charge for fraud loss and compensation expense adjustment, net of taxes (in millions)	$14.0	$51.3
Special charge for fraud loss, net of taxes (in millions)	(4.3)	(4.3)
Compensation expense adjustment, net of taxes (in millions)	.9	.9
Net income (in millions)	10.6	47.9

Diluted earnings per share, excluding special charge for fraud loss and compensation expense adjustment, net of taxes	.32	1.23
Special charge for fraud loss, net of taxes, per share	(.10)	(.10)
Compensation expense adjustment, net of taxes, per share	.02	.02
Diluted earnings per share	.24	1.15

	2005	2004
Return on average shareholders’ equity	13.7%	13.2%
Effect of goodwill and intangibles	12.1%	10.6%
Return on average tangible equity	25.8%	23.8%
Effect of special charge for fraud loss, net of taxes	-	2.2%
Effect of compensation expense adjustment, net of taxes	-	(.5)%
Return on average tangible equity, excluding special charge for fraud loss and compensation expense adjustment, net of taxes	25.8%	25.5%

Average tangible equity excludes acquisition-related average goodwill and intangibles:
Average shareholders’ equity (in millions)	$436.6	$361.7
Average goodwill and intangibles (in millions)	(205.0)	(160.3)
Average tangible equity (in millions)	231.6	201.4

About National Penn Bancshares, Inc.:

National Penn Bancshares, Inc. is a $4.57 billion asset financial services company operating 73 offices in southeastern Pennsylvania through National Penn Bank and its FirstService Bank, HomeTowne Heritage Bank, and The Peoples Bank of Oxford divisions. The Peoples Bank of Oxford Division also operates one community office in Cecil County, Maryland. National Penn’s investment management units, with combined client assets approaching $1.6 billion, consist of National Penn Investors Trust Company, which provides trust and investment management services; National Penn Investment Services, which markets brokerage services provided by PrimeVest Financial Services, Inc.; and National Penn Capital Advisors, Inc., which provides investment advisory services. National Penn Bancshares also provides mortgage banking activities through National Penn Mortgage Company; insurance services through National Penn Insurance Agency, Inc.; and equipment leasing services through National Penn Leasing Company. National Penn Bancshares, Inc. common stock is traded on the Nasdaq Stock Market under the symbol “NPBC.” Additional information about the National Penn family is available on the company’s Web site at www.nationalpennbancshares.com.

About Nittany Financial Corp.:

Nittany Financial Corp. is the parent company for Nittany Bank, a federally chartered financial institution headquartered and operated in State College, Pennsylvania. Nittany Bank began operations in October 1998 and currently operates four offices in State College and one office in Bellefonte, five ATMs, telephone banking [(814) 231-1800] and transactional internet banking. Nittany also owns two investment subsidiaries. Nittany Asset Management, Inc. offers retail investment products through the Bank's five offices. Vantage Investment Advisors, LLC is a registered investment advisory firm providing fee-based investment management services. Vantage currently manages approximately $310 million in investments for small business retirement plans as well as individual portfolio management for consumers. Additional information about Nittany Financial is available on the company’s Web site at www.nittanybank.com.

Cautionary Statement Regarding Forward-Looking Information

This release contains forward-looking information about National Penn Bancshares, Inc., Nittany Financial Corp. and the combined operations of National Penn Bancshares, Inc. and Nittany Financial Corp. after the completion of the pending merger that are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should,'' "project," "plan,'' "seek," "intend,'' or "anticipate'' or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, statements regarding plans, objectives, expectations or consequences of the transactions, and statements about the future performance, operations, products and services of the companies and their subsidiaries.

National Penn Bancshares’ and Nittany Financial’s businesses and operations, as well as their combined business and operations following the completion of the transactions described in the release, are and will be subject to a variety of risks, uncertainties and other factors. Consequently, their actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: (1) ineffectiveness of their business strategy due to changes in current or future market conditions, (2) the effects of competition, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products and services, (3) interest rate movements, (4) deteriorating economic conditions, (5) risks inherent in transactions of this sort, such as the failure to achieve merger-related synergies, technology and integration issues, and potential difficulties in establishing and maintaining operations in new markets, (6) volatility in the securities markets, and (7) those risks, factors and uncertainties identified in National Penn Bancshares’ Current Report on Form 8-K filed with the United States Securities and Exchange Commission ("SEC") on September 7, 2005. The foregoing review of important factors should be read in conjunction with the other cautionary statements that are included in National Penn Bancshares’ Annual Report on Form 10-K and Nittany Financial’s Annual Report on Form 10-KSB for their respective fiscal years ended December 31, 2004, as well as in the materials filed and to be filed with the SEC. See “Additional Information” below. Neither National Penn Bancshares nor Nittany Financial makes any commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made. National Penn Bancshares and Nittany Financial caution readers not to place undue reliance on these statements.

Additional Information:

National Penn Bancshares has filed a registration statement on Form S-4 in connection with the transaction, which registration statement has been declared effective by the SEC, and Nittany Financial has mailed a proxy statement/prospectus to its shareholders in connection with the transaction. Investors and security holders of Nittany Financial are urged to read the proxy statement/prospectus, because it contains important information about National Penn Bancshares, Nittany Financial and the transaction. Investors and security holders may obtain a free copy of the proxy statement/prospectus at the SEC's web site at www.sec.gov. A free copy of the proxy statement/prospectus may also be obtained from National Penn Bancshares or Nittany Financial. You may direct such a request to either of the following persons:

Sandra L. Spayd	David Z. Richards Jr.
Corporate Secretary	President and CEO
National Penn Bancshares, Inc.	Nittany Financial Corporation
Philadelphia and Reading Avenues	116 East College Ave.
Boyertown, PA 19512	State College, PA 16801
(610) 369-6202	(814) 238-5724

National Penn Bancshares, Nittany Financial and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the shareholders of Nittany Financial in favor of the transaction. Information regarding the interests of these officers and directors in the transaction is included in the proxy statement/prospectus.

In addition to the registration statement on Form S-4 filed by National Penn Bancshares and declared effective by the SEC in connection with the transaction, and the proxy statement/prospectus mailed to the shareholders of Nittany Financial in connection with the transaction, each of National Penn Bancshares and Nittany Financial file annual, quarterly and current reports, proxy and information statements and other information with the SEC. Investors may read and copy any of these reports, statements and other information at the SEC's public reference rooms located at 100 F Street, N.E., Washington, D.C., 20549, or any of the SEC's other public reference rooms located in New York and Chicago. Investors should call the SEC at 1-800-SEC-0330 for further information on these public reference rooms. The reports, statements and other information filed by National Penn Bancshares and Nittany Financial with the SEC are also available for free at the SEC's Web site at www.sec.gov. A free copy of these reports, statements and other information may also be obtained from National Penn Bancshares or Nittany Financial.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

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